Exhibit 10.31

AMENDMENT EMPLOYMENT AGREEMENT
BETWEEN STONERIDGE, INC. AND JOHN C. COREY

THIS AMENDMENT TO EMPLOYMENT AGREEMENT, dated February 28, 2006, (the “Employment Agreement”) by and between Stoneridge, Inc., an Ohio Corporation (the “Company”) and John C. Corey (the “Executive”) is dated December 31, 2008.

WHEREAS, certain law changes and compliance issues with respect to Internal Revenue Code (the “Code”) Section 409A necessitate amendment of this Employment Agreement;

NOW, THEREFORE, in consideration of the mutual promises and mutual covenants herein contained and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

1.	A new sentence shall be added to the end of Section 3(c), and shall provide as follows:

“Notwithstanding anything in this Employment Agreement or any other plan or program of the Company to the contrary, in the event of Executive’s termination from employment under circumstances such that Executive is bonus eligible, such bonus shall be determined, and paid to Executive based upon satisfaction of the relevant performance goals as of the date of the Executive’s termination from employment, and the appropriate calculations.”

2.	Section 4(c) shall be removed in its entirety and replace by the following Section 4(c) and shall provide as follows:

“(c)  In addition to making the monthly payments described above, the Company shall pay the Executive a lump sum payment equal to the Executive Pro Rata Annual Bonus (as defined in the CIC Agreement) at the same time it makes the first monthly payment described above; provided that the payment shall be made only in the event that the relevant performance goals are satisfied as of the date of the Executive’s termination from employment.

In addition, the Company shall, at its expense, provide the Executive, and his eligible dependents with life and health insurance, including the reimbursements of life insurance premiums set forth in Section 3(h) (“Health and Welfare Benefits”) in an amount not less than that provided on the date on which the Change in Control occurred for a period of twenty-four (24) months following the termination without cause; provided, however, the Company shall not be obligated to pay for Health and Welfare Benefits after the date on which the Executive shall be eligible to receive benefits from another employer which are substantially equivalent to or greater than the benefits the Executive and his family received from Company; provided, further, that if the Executive’s continuation in some or all of the Company’s Health and Welfare Benefits is not available, then the Company shall make additional monthly payments to the Executive at the same time it makes the above monthly payments described above equal to the cost of the coverage, as determined solely by the Company for similarly situated employees of the Employer, over a period of twenty-four (24) months with respect to those benefits among the Health and Welfare Benefits not available.  All payments pursuant to this Employment Agreement Shall be made less standard required deductions and withholdings.

Notwithstanding the preceding, reimbursements or payments, if any, to Executive for life insurance premiums and any other termination payments to which Executive may be entitled, shall be delayed six months following Executive’s termination of employment with the Company, as may be required in order to comply with the provisions of Code Section 409A.”

The Employment Agreement otherwise remains without change.

IN WITNESS WHEREOF, Company and Executive have hereunto set their hands as of the date and year first above written.

STONERIDGE, INC.

By	/s/ GEORGE E. STRICKLER	/s/ JOHN C. COREY
	George E. Strickler	Executive